UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 1, 2005
PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	000-27234 (Commission File Number)	94-3007502 (I.R.S. Employer Identification No.)
5970 Optical Court
San Jose, California 95138-1400
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (408) 226-9900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
Acceleration of Unvested Out of the Money Options
On September 1, 2005, our Board of Directors approved the acceleration of the vesting of certain unvested options awarded to certain employees and officers under certain of our stock option plans. The affected options are those options outstanding as of September 1, 2005, that are not held by members of our Board of Directors and that have exercise prices greater than or equal to $25.00 per share. In connection with this acceleration, options to purchase approximately 341,000 shares of our common stock that would otherwise have vested over the next 37 months became fully vested. As of September 1, 2005, there were options to purchase 1,921,924 shares of our common stock outstanding. Unvested options that had an exercise price less than $25.00 that were outstanding as of September 1, 2005, will continue to vest on their normal schedule. Additionally, options under the CR Technology, Inc. 1991 Stock Option Plan and the Image Processing Systems Inc. Amended Share Incentive Plan were not amended and will continue to vest on their normal schedule. Of the options that vested, 59,800 were held by Jeffrey Hawthorne, our Chief Executive Officer and President, 22,419 were held by Steve Song, our Vice President of Sales, and 57,601 were held by Mark Merrill, our Vice President of Marketing.
The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that might be recorded in future periods following our adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (FAS 123R), which our Board believes to be in the best interest of shareholders. We will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of fiscal 2006, which begins on October 1, 2005. Because we accelerated these options, we believe Photon Dynamics will not incur the non-cash compensation expense related to these options that it would otherwise incur if the shares with respect to these options were to vest following October 31, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PHOTON DYNAMICS, INC.
Dated: September 8, 2005	By:	/s/ Maureen L. Lamb
Maureen L. Lamb
Chief Financial Officer and Secretary